                          NOTE PURCHASE AGREEMENT

                                   among

                       STANDARD BRANDS PAINT COMPANY,
                          a Delaware corporation,

                         STANDARD BRANDS PAINT CO.,
                         a California corporation,

                            MAJOR PAINT COMPANY,
                         a California corporation,

                     STANDARD BRANDS REALTY CO., INC.,
                         a California corporation,

                                    and

                       FIDELITY CAPITAL & INCOME FUND

                          Dated as of May 17, 1995

                        $5,000,000 Principal Amount

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

                             TABLE OF CONTENTS


                                                                       Page

ARTICLE I DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 1

      SECTION 1.1.  Definitions . . . . . . . . . . . . . . . . . . . . . 1
      SECTION 1.2.  Accounting Terms and Determinations . . . . . . . . . 8
      SECTION 1.3.  Evidence of Board Action  . . . . . . . . . . . . . . 8

ARTICLE II PURCHASE OF NOTES. . . . . . . . . . . . . . . . . . . . . . . 8

      SECTION 2.1.  Purchase of Notes . . . . . . . . . . . . . . . . . . 8
      SECTION 2.2.  Description and Terms of the Notes  . . . . . . . . . 9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BORROWERS . . . . . .  10

      SECTION 3.1.  Representations and Warranties of the Borrowers . .  10
            (a)   Organization, Standing and Corporate Power  . . . . .  10
            (b)   Subsidiaries  . . . . . . . . . . . . . . . . . . . .  11
            (c)   Capital Structure; New Shares; Preferred Shares . . .  11
            (d)   Authority; Noncontravention . . . . . . . . . . . . .  12
            (e)   SEC Documents; Undisclosed Liabilities  . . . . . . .  13
            (f)   Proxy Statement . . . . . . . . . . . . . . . . . . .  14
            (g)   Absence of Certain Changes or Events  . . . . . . . .  14
            (h)   Title to Properties and Assets; Liens . . . . . . . .  14
            (i)   Litigation; Adverse Facts . . . . . . . . . . . . . .  16
            (j)   Absence of Changes in Benefit Plans . . . . . . . . .  17
            (k)   Payment of Taxes  . . . . . . . . . . . . . . . . . .  18
            (1)   Officers  . . . . . . . . . . . . . . . . . . . . . .  18
            (m)   Brokers . . . . . . . . . . . . . . . . . . . . . . .  19
            (n)   Material Contracts  . . . . . . . . . . . . . . . . .  19
            (o)   Governmental Regulation . . . . . . . . . . . . . . .  19
            (p)   Disclosure  . . . . . . . . . . . . . . . . . . . . .  19
            (q)   [Intentionally Omitted] . . . . . . . . . . . . . . .  20
            (r)   Licenses  . . . . . . . . . . . . . . . . . . . . . .  20
            (s)   Private Offerings . . . . . . . . . . . . . . . . . .  20
            (t)   Foreign Assets Control Regulation, Etc. . . . . . . .  20
            (u)   Federal Reserve Regulations and Other Matters . . . .  21
            (v)   Insurance . . . . . . . . . . . . . . . . . . . . . .  21
            (w)   Intellectual Property . . . . . . . . . . . . . . . .  21

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . .  22

      SECTION 4.1.  Representations and Warranties of the Purchaser . .  22

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


ARTICLE V  CONDITIONS PRECEDENT TO CLOSING  . . . . . . . . . . . . . .  23

      SECTION 5.1.  Conditions Precedent to Obligations of the Purchaser on
            the Closing Date  . . . . . . . . . . . . . . . . . . . . .  23
      SECTION 5.2.  Conditions Precedent to Obligations of the Company on
            the Closing Date  . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VI  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .  25

      SECTION 6.1.  Payment of Notes  . . . . . . . . . . . . . . . . .  25
      SECTION 6.2.  Commission Reports  . . . . . . . . . . . . . . . .  25
      SECTION 6.3.  Corporate Existence . . . . . . . . . . . . . . . .  25
      SECTION 6.4.  Payment of Taxes and Other Claims . . . . . . . . .  26
      SECTION 6.5.  Maintenance of Properties and Insurance . . . . . .  26
      SECTION 6.6.  Compliance Certificate; Notice of Default . . . . .  27
      SECTION 6.7.  Compliance with Laws  . . . . . . . . . . . . . . .  28
      SECTION 6.8.  Legality of Investment  . . . . . . . . . . . . . .  28
      SECTION 6.9.  ERISA and Code Compliance . . . . . . . . . . . . .  28
      SECTION 6.10.  Use of Proceeds  . . . . . . . . . . . . . . . . .  29
      SECTION 6.11.  Defense of Usury . . . . . . . . . . . . . . . . .  29
      SECTION 6.12.  Fulfillment of Obligations . . . . . . . . . . . .  29
      SECTION 6.13.  Current Public Information . . . . . . . . . . . .  29
      SECTION 6.14.  Senior Indebtedness  . . . . . . . . . . . . . . .  29

ARTICLE VII  EVENTS OF DEFAULT; REMEDIES  . . . . . . . . . . . . . . .  30

      SECTION 7.1.  Events of Default . . . . . . . . . . . . . . . . .  30
      SECTION 7.2.  Remedies on Default, Etc. . . . . . . . . . . . . .  31

ARTICLE VIII  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .  32

      SECTION 8.1.  Home Office Payment . . . . . . . . . . . . . . . .  32
      SECTION 8.2.  Survival of Representations, Warranties and Covenants;
            Successors and Assigns  . . . . . . . . . . . . . . . . . .  32
      SECTION 8.3.  Termination . . . . . . . . . . . . . . . . . . . .  33
      SECTION 8.4.  No Waivers; Amendments  . . . . . . . . . . . . . .  33
      SECTION 8.5.  Communications and Notices  . . . . . . . . . . . .  33
      SECTION 8.6.  Delay Fees; Indemnification; Costs, Expenses
            and Taxes   . . . . . . . . . . . . . . . . . . . . . . . .  34
      SECTION 8.7.  Lost, etc. Notes  . . . . . . . . . . . . . . . . .  37
      SECTION 8.8.  Execution in Counterparts . . . . . . . . . . . . .  37
      SECTION 8.9.  Governing Law . . . . . . . . . . . . . . . . . . .  37
      SECTION 8.10.  Integration and Severability of Provisions . . . .  37
      SECTION 8.11.  Headings . . . . . . . . . . . . . . . . . . . . .  37

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


SCHEDULES

      Schedule 3.1(b)   Subsidiaries
      Schedule 3.1(c)   Stock Equivalents, Etc.
      Schedule 3.1(d)   Required Filings
      Schedule 3.1(g)   Absence of Changes, Including Severance Payments
      Schedule 3.1(h)   Mortgaged Properties and Environmental Issues
      Schedule 3.1(i)   Litigation
      Schedule 3.1(k)   Taxes
      Schedule 3.1(n)   Material Contracts

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

      NOTE PURCHASE AGREEMENT dated as of May 17, 1995 (the "Agreement") among Standard Brands Paint Company, a Delaware corporation (the "Company"), Standard Brands Paint Co., a California corporation ("Paint Co."), Major Paint Company, a California corporation ("Major Paint"), Standard Brands Realty Co., Inc. a California corporation ("Realty Co." and collectively with the Company, Paint Co., and Major Paint, the "Borrowers" and each a "Borrower") and Fidelity Capital & Income Fund, a portfolio of a Massachusetts business trust (the "Purchaser").

      WHEREAS, the Borrowers have agreed to sell and the Purchaser has agreed to purchase Notes in the aggregate principal amount of $5,000,000, subject to the terms and conditions set forth below;

      WHEREAS, the Borrowers are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group.

      In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                 ARTICLE I

                                DEFINITIONS

      SECTION 1.1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

            "Affiliate" means, with respect to any Person, any Person (other than Persons affiliated with the Purchaser) that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power, alone or together with others, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agreement" means this Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof then in effect.

            "Bankruptcy Code" means the United States Code, the Federal Rules of Bankruptcy Procedure promulgated thereunder, and the local Bankruptcy Rules for the Central District of California.

            "Benefit Plan" has the meaning ascribed to such term under ERISA.

            "Business Day" means a day that is not a Legal Holiday.

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


            "Charter Documents" has the meaning specified in Section 3.1(a) of this Agreement.

            "Closing" has the meaning specified in Section 2.1 of this Agreement.

            "Closing Date" has the meaning specified in Section 2.1 of this Agreement.

            "Code" means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, in each case as amended from time to time.

            "Commission" means the Securities and Exchange Commission or any successor agency then having jurisdiction to enforce the Securities Act.

            "Company" means (i) Standard Brands Paint Company, a Delaware corporation, (ii) its successors and assigns, and (iii) its predecessors in interest, if any.

            "Consolidated Subsidiary" means, with respect to any Person and at any date, any Subsidiary the accounts of which would be consolidated with those of such Person in its consolidated financial statements as of such date, as determined in accordance with GAAP.

            "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit, or other obligation of itself or another, including, without limitation, any obligation under any interest rate swap agreement or currency swap agreement, any obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made, or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), or to maintain the solvency or any balance sheet, income or other financial condition of the obligor of such obligation, or to make payment for any products, materials, or supplies or for any transportation, services, or lease regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

            "Counsel to the Purchaser" means Goodwin, Procter & Hoar, special counsel to the Purchaser.

            "Deed of Trust" has the meaning specified in Section 5.1(e) of this Agreement.

            "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

            "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, in each case as amended from time to time.

            "ERISA Affiliate", as applied to any Person, means any trade or business (whether or not incorporated) that is a member of a group of which that Person is also a member and that is under common control within the meaning of the regulations promulgated under Section 414 of the Code.

            "Event of Default" has the meaning specified in Section 7.1 hereof.

            "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended from time to time.

            "Foothill Indebtedness" means the Indebtedness outstanding under that certain Loan and Security Agreement, dated as of June 14, 1993, among Foothill Capital Corporation ("Foothill"), Paint Co. and Major Paint, as amended from time to time; provided, however, that the term "Foothill Indebtedness" shall under no circumstances refer to any Indebtedness of any of the Borrowers to any person other than Foothill.

            "GAAP" means generally accepted accounting principles as in effect in the United States of America at the time such principles are being applied pursuant to this Agreement.

            "Governmental Authority" means any governmental or quasi-governmental authority, including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department or other instrumentality or political unit or subdivision, whether domestic or foreign.

            "Holder" means the Purchaser and each assignee or transferee of the Purchaser, other than the Company and its Affiliates.

            "Indebtedness" shall mean (a) all obligations of the Borrowers for borrowed money; (b) all obligations of the Borrowers evidenced by bonds, debentures, notes, or other similar instruments and all reimbursements or other obligations of the Borrowers in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any asset owned by the Borrowers or any of the Other Subsidiaries, irrespective of whether such obligation or liability is assumed; or (e) any obligation of the Borrowers or any of the Other Subsidiaries guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to any of the Borrowers) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

            "Indemnified Parties" has the meaning specified in Section 8.6(c) of this Agreement.

            "Insurance Company Indebtedness" means the Indebtedness outstanding under that certain Third Amended and Restated Loan Agreement dated as of May 16, 1995, among the Company, Paint Co., Realty Co. and Transamerica Life Insurance and Annuity Company, Transamerica Occidental Life Insurance Company, Sun Life Insurance Company of America and Anchor National Life Insurance Co. (collectively, the "Insurance Companies") and Transamerica Occidental Life Insurance Company, as Servicing Agent; provided, however, that the term "Insurance Company Indebtedness" shall under no circumstances refer to any Indebtedness of any of the Borrowers to any person other than the Insurance Companies.

            "Interim Loan Agreement" means the Interim Loan Agreement, dated as of February 15, 1995, among the Company, Standard Brands Realty Co., Inc., Corimon Corporation and Standard Brands Paint Co.

            "Investment Agreement" means the Investment Agreement, dated as of February 15, 1995, among the Company, Standard Brands Paint Collateral Trust, Corimon, S.A.C.A., Corimon Corporation, Kodak Retirement Income Plan Trust Fund, Transamerica Life Insurance and Annuity Co., Transamerica Occidental Life Insurance Co., Sun Life Insurance Company of America, Anchor National Life Insurance Company and the Purchaser.

            "IRS" means the Internal Revenue Service.

            "Legal Holiday" means, with respect to a particular place of payment, a Saturday, a Sunday or a day on which banking institutions at such place are not required to be open.

            "Lien" means any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell securing indebtedness of the Company and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

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

            "Liquidating Property Trust" means the liquidating property trust established pursuant to the Liquidating Property Trust Documents, to which the Company and its Subsidiaries transferred, assigned, set over and otherwise conveyed certain real and personal properties subject to the liens of Mortgages.

            "Liquidating Property Trust Documents" means the Trust Agreement dated as of July 12, 1994 among Company, Standard Brands Paint Co., Standard Brands Realty Co., Inc., as Depositors, and Bankers Trust Company of California, N.A., as Trustee (as defined in such Trust Agreement) and the Amended and Restated Trust Loan Agreement dated as of July 12, 1994 among the Liquidating Property Trust, Sun Life Insurance Company of America, Anchor National Life Insurance Co., Transamerica Occidental Life Insurance Company, and Transamerica Life Insurance and Annuity Company and Transamerica Occidental Life Insurance Company, as servicing and collateral agent, as each such agreement may be amended, supplemented or modified from time to time.

            "Losses" has the meaning specified in Section 8.6(c) of this Agreement.

            "Major Paint Facility" means the land and improvements owned by the Company and known as Store #900, located in Torrence, California, all as more particularly described on Exhibit A to the Deed of Trust.

            "material adverse change" or "material adverse effect" means any change or effect (or any development that is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Borrowers and the Other Subsidiaries in each case taken as a whole.

            "Material Contracts" has the meaning specified in Section 3.1(n) of this Agreement.

            "Mortgage" and "Mortgages" have the meanings set forth in the New Loan Agreement and the Loan Agreement.

            "Mortgaged Property" means real and personal property subject to the lien of a Mortgage; but shall not include the Mortgaged Properties which were transferred to the Liquidating Property Trust pursuant to the Liquidating Property Trust Documents.

            "Multiemployer Plans" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA in which any employees of any of the Borrowers or any ERISA Affiliate of such Borrower participate or from which any such employees may derive a benefit.

            "New Loan Agreement" means that certain Loan Agreement dated as of March 16, 1994 by and among Company, Standard Brands Realty Co., Inc., Standard Brands Paint Co., the lenders named therein, the Transamerica Occidental Life

      Insurance Company, as servicing and collateral agent for lenders, as such New Loan Agreement may be amended, restated, supplemented or otherwise modified from time to time.

            "Notes" means the Notes due May 17, 1997 issued and sold by the Borrowers in the aggregate principal amount of $5,000,000 pursuant to
      Section 2.1 of this Agreement. The Notes will be dated the Closing Date, will bear interest commencing on the Closing Date payable as provided therein, and will be substantially in the form of Exhibit A to this Agreement. The term "Note" or "Notes" as used in this Agreement shall include each such Note delivered pursuant to the provisions of this Agreement and any such Notes issued in exchange or replacement therefor.

            "Obligations" means all obligations of every nature of the Borrowers from time to time owed to the Purchaser and any Holders under this Agreement and the Notes issued hereunder.

            "Officers' Certificate" means, with respect to any Person (other than an individual), a certificate signed by any two of the chairman of the board, the president, any vice president, chief financial officer, the treasurer, the secretary or the controller.

            "Other Subsidiaries" means all of the Company's Subsidiaries other than Paint Co., Major Paint and Realty Co.

            "Outside Counsel to the Borrowers" means Buchalter, Nemer, Fields & Younger.

            "Pension Plan" means any employee plan that is subject to the provisions of Title IV of ERISA in which any employees of any of the Borrowers or any ERISA Affiliate of such Borrower participate or from which any such employees may derive a benefit, other than a Multiemployer Plan.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or a political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

            "Plan" means Debtors Fourth Amended Joint Plan of
      Reorganization filed March 1993, filed by the Company in the Reorganization Cases and as it was amended thereafter, was confirmed on May 14, 1993 and became effective on June 14, 1993.

            "Prime Rate" means the rate of interest announced by Citibank, N.A. in New York, New York from time to time as its prime lending rate.

            "Proxy Statement" means the proxy statement dated April 25, 1995 relating to the approval by the Company's stockholders of certain transactions contemplated by the Investment Agreement, as amended or supplemented from time to time.

            "Reorganization Cases" means the Company's, Standard Brand Paint Co.'s and Standard Brands Realty Co., Inc.'s jointly administered cases under the Bankruptcy Code.

            "Restricted Securities" means securities not registered under the Securities Act.

            "Restructuring" means the transactions contemplated by the Investment Agreement.

            "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

            "Security Agreement" has the meaning specified in Section 5.1(e) of this Agreement.

            "Solvent" means with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including the fair market saleable value of Contingent Obligations) of such Person and (B) greater than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to the fraudulent transfers and conveyances.

            "Stock Equivalent" has the meaning specified in Section 3.1(c) of this Agreement.

            "Stock Split" means a 10-for-1 reverse stock split of the Company's Common Stock, pursuant to which each ten outstanding shares of its Common Stock, par value $.01 per share, was converted into one share (a "Share") of its new Common Stock, par value $.01 per share.

            "Subsidiary" means, (a) with respect to any Person (the "parent") (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the parent, by a Subsidiary or Subsidiaries (as the case may be), or by the parent and a

      Subsidiary or Subsidiaries (as the case may be), or (ii) any other Person (other than a corporation) in which the parent, one or more Subsidiaries of the parent (as the case may be), or the parent and one more of its Subsidiaries (as the case may be), directly or indirectly, at the date of determination thereof, has at least a majority equity ownership interest, and (b) in relation to Subsidiaries of the Company, such Subsidiaries and each of the predecessors in interest of such Subsidiaries, if any.

            "Tax" or "Taxes" means all federal, state, local or foreign taxes, including but not limited to, income, gross receipts, windfall profits, alternative minimum, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with and interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

            "Tax Returns" means all reports and returns required to be filed with respect to Taxes.

            "Termination Event" has the meaning ascribed to such term under ERISA.

            "Transaction" means the transaction contemplated by this Agreement.

      SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder or pursuant hereto shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP and, except for changes concurred in by the Company's independent accountants, consistently applied.

      SECTION 1.3. Evidence of Board Action. To the extent that any provision of this Agreement calls for a determination or judgment to be made by the Board of Directors of any of the Borrowers, such determination or judgment shall be evidenced by a resolution of such Borrower's Board of Directors, which shall be filed in the minute books of such Borrower and made available to the Purchaser upon request.


                                 ARTICLE II

                             PURCHASE OF NOTES

      SECTION 2.1. Purchase of Notes. On the terms and subject to the conditions herein set forth, the Borrowers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Borrowers, Notes in substantially the form attached hereto as Exhibit A (each a "Note" and collectively the "Notes"). The Notes will be dated the date of issuance thereof and mature and bear interest and be payable as set forth below in
Section 2.2.

      The Borrowers shall specify by notice to the Purchaser the date on which they propose to sell to the Purchaser, and have the Purchaser purchase from the Borrowers, the

Notes (the "Closing"). The date on which the Closing is to occur is hereinafter referred to as the "Closing Date." Except as the parties may otherwise agree, the Closing shall occur on May 17, 1995 and the Borrowers hereby give notice to the Purchaser to that effect.

      Delivery of the Notes to be purchased by the Purchaser pursuant to this Agreement shall be made at the Closing by the Borrowers, delivering to the Purchaser, against payment of the purchase price therefor, a Note or Notes for the total principal amount of the Notes to be purchased by the Purchaser, registered in the name of the Purchaser or such other Person (which shall be an Affiliate of the Purchaser or a nominee of the Purchaser or such Affiliate) as the Purchaser may have designated in writing to the Borrowers at least one Business Day prior to the Closing Date, unless at least two Business Days prior to the Closing Date the Purchaser shall have requested that the Borrowers deliver more than one Note, in which event the Borrowers will deliver to the Purchaser the number of Notes so requested, registered in such name or names specified in such request(s) (subject to the foregoing limitation) and in such principal amounts (which, in each case, shall be a multiple of $1,000, and which shall not in the aggregate exceed the aggregate principal amount of Notes to be purchased by the Purchaser) as shall have been specified in such a request.

      Payment of the purchase price for the Notes to be purchased hereunder shall be made by the Purchaser by wire funds transfer of immediately available funds to the following account: Bank of America San Francisco, Routing No. 121000358, Standard Brands Paint Co. General/Concentration Account, Account No. 1457-0-01992.

      SECTION 2.2.  Description and Terms of the Notes.

            (a) Maturity. The Notes shall mature and all principal payments and accrued interest shall be due and payable on the second anniversary of the Closing Date (the "Maturity Date"), unless otherwise extended at the option of the Borrowers as provided in subsection (f) below.

            (b) Principal Amount. The aggregate principal amount of the Notes to be issued shall be FIVE MILLION DOLLARS AND NO CENTS ($5,000,000) which amount shall be due and payable on the Maturity Date, without set-off, deduction or counterclaim.

            (c) Interest. The Notes shall bear interest on the unpaid principal amount thereof from the date of issuance thereof until the Maturity Date, at the Prime Rate plus five and one-half percent (5.5%) per annum (the "Interest"). The Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed, and be payable on each March 31, June 30, September 30 and December 31 for the respective three-month periods ending on each such date, commencing on June 30, 1995, and upon any other payment of any principal amount of the Notes.

            (d) Default Interest and Late Charges. In the event that any principal amount of the Notes is not paid within fifteen (15) days of when due and payable (whether at stated maturity, by acceleration or otherwise), the Interest on such principal amount shall, notwithstanding anything herein to the contrary and until all principal payments on the Notes have been brought current, thereafter be increased by two percent (2%) per annum, such interest rate shall be increased by one percent (1%) per annum on each anniversary after the date when such payment was first due and payable. Any Interest not paid when due and payable shall thereafter be paid, on demand by the Purchaser, together with a late charge of two percent (2%) of the amount of the interest payment due.

            (e) Payments on the Notes. All payments of principal and interest on the Notes shall be made by the Borrowers in accordance with
Section 8.1 hereof.

            (f) Extension of Maturity Date. The Borrowers shall have the option to extend the Maturity Date of the Notes for two consecutive six month periods (the "Extension Options"). The Borrowers may exercise each of the Extension Options by (i) providing the Purchasers and each Holder with written notice 30 days prior to the applicable Maturity Date requesting that the Maturity Date be extended for such additional six month period (the "Extension Notice"), and (ii) making a payment to the Purchaser and each of the Holders on or prior to the relevant Maturity Date of an extension fee equal to two percent (2%) of the outstanding principal amount of the Notes held by the Purchaser and each such Holder on the relevant Maturity Date; provided, however, that the Maturity Date may not be extended in accordance with this subsection 2.2(f) if at any time on or after the Purchaser and the Holders receive the Extension Notice there exists or occurs a Default or an Event of Default or a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries existing at the date of this Agreement.

            (g) Optional Prepayment. The Borrowers shall have the option to prepay, in whole or in part and from time to time, without premium or penalty, the Notes, by giving not less than 15 days nor more than 30 days prior written notice thereof to the Purchaser and each of the other Holders of the outstanding Notes; provided that in case of any partial prepayment when the Notes shall be held by more than one Person, prepayment shall be pro rata as among such Holders, as nearly as may be practicable, rounded to the nearest $1,000 principal amount.


                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

      SECTION 3.1. Representations and Warranties of the Borrowers. In order to induce the Purchaser to enter into this Agreement, each of the Borrowers hereby represents and warrants as follows:

            (a) Organization, Standing and Corporate Power. Each of the Borrowers and each of the Other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Borrowers and each of the Other Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on any of the Borrowers. Each of the Borrowers has delivered to the Purchaser complete and correct copies of its Certificate of Incorporation (the "Charter Documents"), in each case as amended to the date of this Agreement.

            (b) Subsidiaries. Schedule 3.1(b) lists each Subsidiary of the Company. All of the outstanding shares of capital stock of each Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.1(b), the entire equity interest in each Subsidiary of the Company is owned by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary, free and clear of all Liens. Except as permitted under Section
6.3 of the New Loan Agreement, neither the Company nor any of its Subsidiaries owns or holds, directly or indirectly, any capital stock or equity security of, or any equity interest in, any corporation or business other than Subsidiaries of the Company.

            (c) Capital Structure; New Shares; Preferred Shares. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share and at the date hereof, (i) approximately 2,242,928 previously issued shares plus 18,392,008 newly issued shares of Common Stock and 1,570,049 shares of preferred stock of the Company were issued and outstanding, (ii) approximately 2,800 shares of Common Stock were held by the Company in its treasury, (iii) there are no outstanding employee stock options to purchase shares of Common Stock ("Employee Stock Options") and no shares reserved for issuance pursuant to any Employee Stock Option, and (iv) no shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants. The authorized capital stock of Paint Co. consists of 20,000 shares of common stock, par value $100 per share, and at the date hereof, 12,500 shares of common stock were issued and outstanding, all of which shares are held by the Company. The authorized capital stock of Major Paint consists of 25,000 shares of common stock, no par value per share, and, at the date hereof, 1,000 shares of common stock were issued and outstanding, all of which shares are held by Paint Co. The authorized capital stock of Realty Co. consists of 10,000 shares of common stock, par value $100 per share, and, at the date hereof, 5,000 shares of common stock were issued and outstanding, all of which shares are held by Paint Co. Except as set forth above, at the date hereof, no shares of capital stock or other voting securities of any of the Borrowers were issued, reserved for issuance or outstanding and except as set forth on Schedule 3.1(c), there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of any of the respective Borrowers ("Stock Equivalents"). There are no outstanding stock appreciation rights ("SARs") with respect to the common stock of any of the Borrowers. No approval (not already obtained) of the stockholders or the directors of any of the Borrowers or of any Governmental Entity will be required by any of the Borrowers for the issuance and sale of the Notes as contemplated by this Agreement. All outstanding shares of capital stock of each the Borrowers are, and all shares that may be issued pursuant to the Employee Stock Options and the other agreements and instruments listed above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any outstanding bonds, debentures, notes or other indebtedness of any of the Borrowers having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of such Borrower may vote. Except as set forth above or as set forth in the Proxy Statement, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, convertible or exchangeable securities or commitments, agreements, arrangements or undertakings of any kind to which any of the Borrowers or any of the Other Subsidiaries is a party or by which any of them is bound obligating any of the Borrowers or any of the Other Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Stock Equivalents of any of the Borrowers or of any of the Other Subsidiaries or obligating any of the Borrowers or any of the Other Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and there are not any outstanding contractual obligations of any of the Borrowers or any of the Other Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of the Borrowers or any of the Other Subsidiaries. Except as set forth on Schedule 3.1(c), or as contemplated by the Investment Agreement and the Ancillary Agreement (as defined therein), neither the Company nor any of its Subsidiaries has entered into any agreement to register its equity or debt securities under the Securities Act.

            (d)   Authority; Noncontravention.

                  (i) Each of the Borrowers has the requisite corporate (or other) power and authority to enter into this Agreement and to consummate the Transaction. The execution and delivery by the Borrowers of this Agreement and the consummation by the Borrowers of the Transaction have been duly authorized by all necessary corporate (or other) action on the part of each of the Borrowers. This Agreement has been duly executed and delivered by each of the Borrowers and constitutes a valid and legally binding agreement of each of the Borrowers, enforceable against each of the Borrowers in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (ii) The execution and delivery by the Borrowers of this Agreement did not, and the consummation of the Transaction and compliance with the provisions of this Agreement without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss by any of the Borrowers or any of the Other Subsidiaries of a material benefit under, or the creation of any material additional benefit to any third party under, or result in the creation of any Lien upon any of the properties or assets of any of the Borrowers or any of the Other Subsidiaries under, (i) the respective Certificate of Incorporation or By-laws of any of the Borrowers or the comparable charter or organizational documents of any of the Other Subsidiaries,
      (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to any of the Borrowers or any of the Other Subsidiaries or their respective properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Borrowers or any of the Other Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to (x) have a material adverse effect on the Borrowers, (y) impair the ability of the Borrowers to perform their obligations under this Agreement or (z) prevent the consummation of the Transaction. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any party to a Material Contract is required by or with respect to any of the Borrowers or any of the Other Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by the Borrowers of the Transaction, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on Schedule 3.1(d), or which have been obtained prior to the date hereof.

            (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 31, 1993 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business consistent with prior practice and experience since January 30, 1995.

            (f) Proxy Statement. The Proxy Statement did not, at the date it was first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on approval of certain proposals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement complied as to form in all material respects with the requirements of the Exchange Act.
No representation is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by unaffiliated third-parties for inclusion or incorporation by reference in the Proxy Statement.

            (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Schedule 3.1(g), since January 31, 1994, the Borrowers have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change in any of the Borrowers, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the capital stock of any of the Borrowers, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of any of the Borrowers' (other than pursuant to the Stock Split), (iv) except as set forth on Schedule 3.1(g) (x) any granting by any of the Borrowers or any of the Other Subsidiaries to any executive officer of any of the Borrowers or any of the Other Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect on January 31, 1994, (y) any granting by any of the Borrowers or any of the Other Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect on January 31, 1994, or (z) any entry by any of the Borrowers or any of the Other Subsidiaries into any employment, severance or termination agreement with any such executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a material adverse effect on any of the Borrowers or (vi) any change in accounting methods, principles or practices by any of the Borrowers materially affecting the respective assets, liabilities or business of the Borrowers, except insofar as may have been required by a change in generally accepted accounting principles.

            (h)   Title to Properties and Assets; Liens.

                  (i) Except as disclosed in the Proxy Statement, each of the Borrowers and the Other Subsidiaries have good, sufficient and legal title to all the properties and assets reflected in the consolidated balance sheet as of January 30, 1995 included in Form 10-Q of the Company except for assets acquired or disposed of in the ordinary course of business since the date of such consolidated balance sheet. All such properties are free and clear of Liens, except as permitted under Section 6.2 of the New Loan Agreement.

                  (ii) Schedule 3.1(h) hereto correctly sets forth the following information with respect to each Mortgaged Property: (a) store number (if applicable) and (b) street address. Each Subsidiary has good and marketable fee title to each Mortgaged Property identified in Schedule 3.1(h) as being owned by such Subsidiary and each Mortgaged Property is free and clear of Liens, except as permitted under Section 6.2 of the New Loan Agreement.

                  (iii) The Borrowers have previously furnished to the Purchaser true, correct and complete copies of all ground leases, space leases, subleases, easement agreements, reciprocal easement agreements, two-party supplemental agreements, option agreements, license agreements, and other agreements, instruments, and documents (whether or not recorded) that encumber, or otherwise affect in any material respect, their fee interest in or to any Mortgaged Property or any portion thereof.

                  (iv) No condemnation proceeding involving any Mortgaged Property or portion of any thereof or parking facility used in connection therewith has commenced or, to the knowledge of any Other Subsidiary or any of the Borrowers, is contemplated by any governmental authority.

                  (v) The operation of each of the Borrowers, the Other Subsidiaries and each Mortgaged Property does not involve a violation of (i) any statutes, laws, regulations, rules, ordinances, or orders of any kind whatsoever (including, without limitation, zoning and building laws, ordinances, codes, or approvals and environmental protection orders, laws or regulations) other than violations that would not result in any material change in the business, operations, properties, assets or condition (financial or otherwise) of any Other Subsidiary, or any Borrower and would not materially adversely affect such Mortgaged Property or the ability of any of the Borrowers or any of the Other Subsidiaries to perform their respective Obligations or consummate the Transaction, (ii) any building permits, restrictions of record, or any agreement affecting any such Mortgaged Property or portion thereof other than violations that would not result in any material change in the business, operations, properties, assets or condition (financial or otherwise) of any Other Subsidiary or any Borrower and would not materially adversely affect such Mortgaged Property or the ability of any of the Borrowers or any of the Other Subsidiaries to perform their respective obligations or consummate the Transaction.

                  (vi) Each Mortgaged Property has adequate water, gas, telephone, electrical supply, storm and sanitary sewage facilities, and means of access to and from public highways, and has fire and police protection to the fullest extent available in the jurisdiction in which such Mortgaged Property is located.

                  (vii) Except as disclosed in writing to the Purchaser on
      Schedule 3.1(h), (x) the operations of each of the Borrowers and each of the Other Subsidiaries comply with all applicable environmental, health, and safety statutes and regulations except to the extent that noncompliance would not result in any material change in the business, operations, properties, assets, or condition (financial or otherwise) of any Other Subsidiary or any of the Borrowers, and that would not materially adversely affect any Mortgaged Property or the ability of any Borrower or any of the Other Subsidiaries to perform their respective Obligations or consummate the Transaction; (y) none of the Mortgaged Properties or the operations of any Borrower or any of the Other Subsidiaries is the subject of any private claims or any federal or state investigation evaluating whether any remedial action is needed in response to a release of any hazardous waste (as such term is defined in any applicable state or federal or environmental law or regulations) or other hazardous material into the environment except to the extent that such claims or remedial action would not result in any material change in the business, operations, properties, assets, or condition (financial or otherwise) of any Other Subsidiary or any Borrower and that would not materially adversely affect any Mortgaged Property or the ability of any Borrower or any of the Other Subsidiaries to perform their respective Obligations or consummate the Transaction; and (z) neither any of the Borrowers nor any of the Other Subsidiaries has any material contingent liability in connection with any release of any hazardous waste or hazardous material into the environment including, without limitation, any contingent liability arising in connection with a failure, or alleged failure, to comply with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. sec.sec. 9601, et seq.), or the Federal Resource Conservation and Recovery Act, as amended (42 U.S.C. sec.sec. 6901 et. seq.), except for such contingent liabilities that would not result in a material change in the business, operations, properties, assets, or condition (financial or otherwise) of any Other Subsidiary or any Borrower and that would not materially adversely affect any Mortgaged Property or the ability of any of the Borrowers or any of the Other Subsidiaries to perform their respective Obligations or consummate the Transaction.

            (i) Litigation; Adverse Facts. There is no action, suit, proceeding or arbitration (whether or not purportedly on behalf of any of the Borrowers or any of the Other Subsidiaries at law or in equity or before or by any federal, state, municipal or other government department, commission, board, bureau, agency, or instrumentality, domestic or foreign) pending (except as otherwise disclosed on Schedule 3.1(i) hereto) or, to the knowledge of any of the Borrowers or any Other Subsidiary, threatened against or affecting any of the Borrowers or any of the Other Subsidiaries or any of such Borrower's or such Other Subsidiary's properties not provided for in the Plan that would (i) result in any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the Borrowers and the Other Subsidiaries, taken as a whole, (ii) materially adversely affect any Mortgaged Property, (iii) impair the ability of any of the Borrowers to perform their obligations under this Agreement or (iv) prevent the consummation of the Transaction, and there is no basis known to any of the Borrowers for any such action, suit or proceeding. Neither any of the Borrowers nor any of the Other Subsidiaries is (i) in violation of any applicable law that materially adversely affects or may materially adversely affect any Mortgaged Property, the business, operations, properties, assets or condition (financial or otherwise) of the Borrowers and the Other Subsidiaries, taken as a whole, or the ability of any of the Borrowers or any of the Other Subsidiaries to perform their respective Obligations or consummate the Transaction, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, that would have a material adverse affect any Mortgaged Property, the business, operations, properties, assets or condition (financial or otherwise) of the Borrowers and the Other Subsidiaries, taken as a whole, or the ability of any of the Borrowers or any of the Other Subsidiaries to perform their respective Obligations or consummate the Transaction. There is no action, suit, proceeding, or investigation pending or, to the knowledge of any of the Borrowers, or any Other Subsidiary, threatened against or affecting any of the Borrowers or any of the Other Subsidiaries that questions the validity or enforceability of this Agreement or challenges the Transaction.

            (j)   Absence of Changes in Benefit Plans.

                  (i) Each of the Borrowers and each of their respective ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Pension Plans and Multiemployer Plans, except to the extent that all such noncompliances would not result in the loss of the deductibility of contributions to any Pension Plan or Multiemployer Plan, or would not result in the incurrence by such Borrower and its ERISA Affiliates of any civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of Internal Revenue Code in an aggregate amount in excess of $100,000.

                  (ii) Except for the termination of the Company's LESOP and PAYSOP, as defined and described in the Plan and the contemplated "freezing" of the Company's three Pension Plans by ceasing the accrual of benefits under such Pension Plans, no event or condition which presents a material risk of plan termination or any other event that may cause any Borrower or any ERISA Affiliate of any such Borrower to incur liability or have a lien imposed on its assets under title IV of ERISA has occurred or is reasonably expected to occur with respect to any Pension Plan; and none of the events described above might result in the imposition of any lien or incurrence by any of the Borrowers or any of their ERISA Affiliates of any liability under any Pension Plan or to the Pension Benefit Guaranty Corporation (or any successor thereto) or any other party under Sections 4062, 4063, and 4064 of ERISA or any other law in excess of $100,000.

                  (iii) Vested liabilities (as defined in Section 3(25) of ERISA) under all Pension Plans (with assets less than vested liabilities only) do not exceed the assets thereunder by more than $100,000.

                  (iv) Neither any of the Borrowers nor any of their ERISA Affiliates has incurred or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan in excess of $100,000.

            (k) Payment of Taxes. Except as set forth in Schedule 3.1(k), as of the date of this agreement and on the Closing Date, (i) all Tax Returns that are required to be filed by or with respect to the Company and each of its Subsidiaries have been duly filed, (ii) all Taxes due with respect to the periods covered by the Tax Returns referred to in clause (i) have been timely paid, (iii) no adjustments or deficiencies relating to the Tax Returns referred to in clause (i) have been proposed, asserted or assessed by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, (iv) no extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any of its Subsidiaries is in force, and there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against the Company or any of its Subsidiaries, (v) each adjustment, deficiency, action or proceeding set forth in Schedule 3.1(k) is being contested or handled in good faith, (vi) there are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of the Company or any of its Subsidiaries, (vii) the Company and the Subsidiaries income Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign tax authority, (viii) no closing agreement pursuant to Section 7121 of the Internal Revenue Code, or similar provision of any state, local, or foreign law, has been entered into by or with respect to the Company or any of its Subsidiaries, (ix) there are no tax sharing agreements or similar contracts or arrangements to which the Company or any of its Subsidiaries is a party, (x) the Company or any of its Subsidiaries has not been a member of an affiliated group (within the meaning of Section 1504 of the Internal Revenue Code) filing a consolidated federal income Tax Return, other than a group the common parent of which is the Company, (xi) no powers of attorney with respect to Taxes granted by the Company or any of its Subsidiaries are in effect, (xii) no claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction, (xiii) no audit of any Tax Return filed by the Company or any Subsidiary is in progress, and neither the Company nor any Subsidiary has been notified by any tax authority that any such audit is contemplated or pending, and (xiv) there are no security interests on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes.

            (1) Officers. Except as set forth on Schedule 3.1(g), there are no severance or other payment obligations triggered as a result of the Transaction. No action, suit, proceeding or arbitration relating to any officer of any of the Borrowers is pending or threatened against any of the Borrowers.

            (m) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of any of the Borrowers.

            (n) Material Contracts. All contracts, leases and other agreements to which any of the Borrowers or any of the Other Subsidiaries is a party and that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Borrowers and the Other Subsidiaries, taken as a whole (the "Material Contracts"), have been filed as exhibits to the SEC Documents or are listed on Schedule 3.1(n).

      Except as disclosed in Schedule 3.1(n), each Material Contract is in full force and effect; the Company and its Subsidiaries have performed in all material respects all the obligations required to be performed thereby under each Material Contract; neither the Company nor any of its Subsidiaries has received any written assertion of default under any Material Contract; neither the Company nor any of its Subsidiaries expects any termination or material change to, or receipt of a proposal with respect to, any of the Material Contracts as a result of the Transaction; and neither the Company nor any of its Subsidiaries has knowledge of any material breach or anticipated material breach by any other party to any Material Contract. The Company has filed as an exhibit to an SEC Document or has furnished the Purchaser with true, complete and unredacted copies of each Material Contract, together with all amendments, waivers or other changes thereto. Neither the Company nor any of its Subsidiaries has any Material Contract or any other contract or agreement with the United States Department of Energy, the United States Department of Defense or any of the armed forces of the United States.

            (o) Governmental Regulation. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940 or to any federal or state statute or regulation, limiting any of the Borrowers' ability to (i) issue the Notes,
(ii) incur Indebtedness for money borrowed, (iii) create Liens on any of its properties to secure such Indebtedness, or (iv) otherwise to consummate the Transaction. SBP Transportation Co., Inc., a California corporation, is subject to the Interstate Commerce Act, but such act does not limit the actions described above.

            (p) Disclosure. No representation or warranty of the Company or any of its Subsidiaries contained in this Agreement, or any other document, certificate, or written statement furnished to the Purchaser by or on behalf of the Company or any of its Subsidiaries for use in connection with the Transaction contains any untrue statement of a material fact or omits to state a material fact (known to the Company or any of its Subsidiaries in the case of any document not furnished by it) necessary in order the make the statements contained herein or therein not misleading. The term "material" in the preceding sentence shall be interpreted in accordance with Section 10(b) of the Exchange Act. There is no fact known to Company or any of its Subsidiaries (other than matters of general economic nature) that materially adversely affects any Mortgaged Property, the business, operations, property, assets, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or the ability of the Company or any of its Subsidiaries to perform their respective obligations that have not been disclosed herein or in such other documents, certificates and statements furnished to the Purchaser for use in connection with the Transaction.

            (q)   [Intentionally Omitted]

            (r) Licenses. Each of the Borrowers and the Other Subsidiaries hold all material licenses, franchises, permits, consents, registrations, certificates and other approvals (including, without limitation, those relating to environmental matters, public and worker health and safety, buildings, highways or zoning) (individually, a "License" and collectively, "Licenses") required for the conduct of their respective business as now being conducted, and is operating in substantial compliance therewith, except where the failure to hold any such License or to operate in compliance therewith would not have a material adverse effect on the Borrowers and the Other Subsidiaries.

            (s) Private Offerings. No form of general solicitation or general advertising was used by any of the Borrowers or any of the Other Subsidiaries or any of such Borrower's or such Other Subsidiary's representatives, or, to the knowledge of the Borrowers, any other Person acting on behalf of the Borrowers or any of the Other Subsidiaries, in connection with the offering of the securities being purchased under this Agreement. Neither the Borrowers, any of the Other Subsidiaries nor any person acting on such Borrower's or such Other Subsidiary's behalf has directly or indirectly offered the Notes or any part thereof or any other similar securities or the securities being purchased under any other document, for sale to, or sold or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with any Person or Persons other than the Purchaser. Assuming the accuracy of the representations of the Purchaser as set forth in Section 4.1, neither the Borrowers, any of the Other Subsidiaries nor any person acting on such Borrower's or such Other Subsidiary's behalf has taken or will take any action which would subject the issue and sale of the securities being purchased under this Agreement to the provisions of Section 5 of the Securities Act.

            (t) Foreign Assets Control Regulation, Etc. Neither the issue and sale of the Notes by the Borrowers nor their use of the proceeds thereof as contemplated by this Agreement will violate the Foreign Assets Control Regulations, the Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Nicaraguan Trade Control Regulations, the South African Transactions Control Regulations, the Libyan Sanctions Regulations, the Soviet Gold Coin Regulations, the Panamanian Transactions Regulations, the Haitian Transactions Regulations or the Iraqi Sanctions Regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or Executive Orders 12722 and 12724 (Transactions with Iraq).

            (u) Federal Reserve Regulations and Other Matters. None of the Borrowers nor any of the Other Subsidiaries will, directly or indirectly, use any of the proceeds from the sale of the Notes for the purpose, whether immediate, incidental or ultimate, of buying any "margin stock," or of maintaining, reducing or retiring any indebtedness originally incurred to purchase any stock that is currently a "margin stock," or for any other purpose which might constitute the Transaction a "purpose credit," in each case within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207 and 221, as amended, respectively), or otherwise take or permit to be taken any action which would involve a violation of such Regulation G or Regulation U or of Regulations T or X of the Board of Governors of the Federal Reserve System (12 C.F.R. 220 and 224, as amended, respectively) or any other regulation of such Board. No indebtedness that may be maintained, reduced or retired with the proceeds from the sale of the Notes was incurred for the purpose of purchasing or carrying any "margin stock" and none of the Borrowers nor any of the Other Subsidiaries own any such "margin stock" or have any present intention of acquiring, directly or indirectly, any such "margin stock."

            (v) Insurance. The Borrowers will provide to the Purchaser, if so requested in writing, a list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors under which the Borrowers or any of the Other Subsidiaries may derive any material benefit, the term and deductible for each such policy, the agency and company providing such insurance and the name of each person scheduled as having an interest therein as loss payee, pledgee or otherwise. There is no claim by any of the Borrowers or any of the Other Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, reserved, denied or disputed by the underwriters of such policies or bonds or their agents where such question, reservation, denial or dispute, in each case, would have a material adverse effect on the Borrowers and the Other Subsidiaries on a consolidated basis. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in full compliance with the terms and conditions of all such policies and bonds, except in each case where the failure would not have a material adverse effect on the Borrowers and the Other Subsidiaries on a consolidated basis. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are and have been in full force and effect for at least the last year or since the inception of the Company or any of its Subsidiaries, as the case may be, and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting business similar to that presently conducted by the Company and its Subsidiaries. None of the Borrowers knows of any threatened termination of any such policies or bonds that would be material to the Company and its Subsidiaries taken as a whole.

            (w) Intellectual Property. The Borrowers and the Other Subsidiaries have ownership of, or license to use, all patent, copyright, trade secret, trademark, or other proprietary rights used or to be used in the business of the Borrowers or any of the Other Subsidiaries and which are material to the Borrowers and the Other Subsidiaries on a consolidated basis (collectively, "Intellectual Property"). There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of any of the Borrowers, threatened, which challenge the rights of the Borrowers or any of the Other Subsidiaries in respect thereof, except those that would not have a material adverse effect on the Borrowers and the Other Subsidiaries on a consolidated basis. The Borrowers and the Other Subsidiaries have the right to use all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or their business as presently conducted or contemplated and which are material to the Borrowers and the Other Subsidiaries on a consolidated basis.

                                 ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      SECTION 4.1. Representations and Warranties of the Purchaser. To induce the Borrowers to enter into this Agreement and to sell the Notes hereunder, the Purchaser represents and warrants to, and covenants and agrees with, the Borrowers, as follows:

            (a) The Purchaser represents that, by reason of its business and financial experience, and the business and financial experience of those Persons, if any, retained by it to advise it with respect to its investment in the Notes, the Purchasers together with such advisers have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment, and is purchasing the Notes to be purchased by it for its own account or for one or more separate accounts maintained by it or for the account of one or more institutional investors on whose behalf the Purchaser has authority to make this representation for investment and not with a view to the distribution thereof and with no present intention of distributing or reselling said Notes or any part thereof other than pursuant to a registration statement under the Securities Act or an exemption thereunder and except to one or more such institutional investors, without prejudice, however, to its right (subject to the terms of the Notes) at all times to sell or otherwise dispose of all or any part of said Notes pursuant to a registration under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its assets being at all times within its control.

            (b) The Purchaser represents that it has full power and authority and has taken all action necessary to authorize it to enter into and perform its obligations under this Agreement and all other documents or instruments contemplated hereby. This Agreement is a legal, valid and binding obligation of the Purchaser, and this Agreement is enforceable in accordance with its terms, except (i) that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; (ii) that such enforceability may be subject to general equitable principles, including, without limitation, the principle that the availability of equitable remedies, such as specific enforcement, injunctive relief or reformation, is subject to the discretion of the court before which any proceeding might be brought; and (iii) as rights to indemnity referred to or provided in any such agreements may be limited by federal or state securities laws or public policy underlying such laws.


                                 ARTICLE V

                      CONDITIONS PRECEDENT TO CLOSING

      SECTION 5.1. Conditions Precedent to Obligations of the Purchaser on the Closing Date. The obligation of the Purchaser to purchase the Notes to be purchased by it hereunder is subject to the satisfaction of the following conditions, at or prior to the Closing:

            (a) (i)     The representations and warranties made by the
Borrowers herein shall be true and correct on and as of the date hereof and at and as of the Closing; (ii) the Borrowers shall have complied with and performed all covenants, agreements and conditions hereunder required to be complied with or performed by them at or prior to the Closing; and (iii) at the time of the Closing and after giving effect to the issuance by the Borrowers of the Notes pursuant to this Agreement, and any other transaction occurring on the Closing Date in connection with any of the foregoing, no Default shall have occurred and be continuing; and the Borrowers shall have furnished to the Purchaser Officers' Certificates for each of the Borrowers, dated the Closing Date and with the signatories thereto being appropriate authorized officers (A) to the foregoing effect, and (B) to the further effect that the conditions specified in this Section
5.1 shall have been satisfied at and as of the Closing.

            (b)   [Intentionally Omitted.]

            (c) The purchase of the Notes to be purchased by the Purchaser hereunder shall not at the Closing be prohibited by, or contrary to, any laws, regulations, credit controls (whether voluntary or mandatory) or similar restraints applicable to the Purchaser, shall not be enjoined (temporarily or permanently) under, prohibited by or contrary to, any injunction, order or decree applicable to the Purchaser, shall not subject the Purchaser to any penalty or other onerous condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by the laws and regulations of the jurisdiction to which the Purchaser is subject, and, if requested by the Purchaser, the Purchaser shall have received, at least two Business Days prior to the Closing Date, Officers' Certificates of each of the Borrowers certifying as to such matters of fact as it may reasonably request in order to determine whether its purchase is so prohibited or enjoined or would result in any such contravention or penalty.

            (d) The Borrowers shall have received all consents, permits and other authorizations, and made all such filings and declarations, as may be required from any Person pursuant to any law, statute, rule or regulation (federal, state, local and foreign), or pursuant to any agreement, order or decree to which any of the Borrowers or any of the Other Subsidiaries is a party or to which it is subject, in connection with the transactions contemplated by this Agreement.

            (e) Paint Co. and Major Paint shall have executed and delivered to the Purchaser a security agreement in a form approved by Counsel to the Purchaser (the "Security Agreement"), granting to the Purchaser a second security interest in all inventory and accounts receivables of Paint Co. and Major Paint whether now owned or hereafter acquired and a Second Deed of Trust relating to the Major Paint Facility executed by Realty Co. (the "Deed of Trust"), and all financing statements, mortgages and other documents in connection therewith shall have been duly filed or recorded.

            (f)   All of the Conditions to Funding and Closing set forth in
Article IV of the Investment Agreement shall have been fulfilled or waived by the parties thereto.

            (g) The Purchaser shall have received a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of each of the Borrowers, (i) certifying as true, complete and correct its Charter Documents and resolutions attached thereto relating to the transactions contemplated by this Agreement, (ii) as to the absence of proceedings or other action for dissolution, liquidation or reorganization of such Borrower or any of its Subsidiaries, (iii) as to the incumbency of officers who shall have executed instruments, agreements and other documents in connection with the transactions contemplated hereby, (iv) as to the effect that certain agreements, instruments and other documents are in substantially the form approved in the resolutions referred to in clause
(i) above, if appropriate, and (v) covering such other matters, and with such other attachments thereto, as such Counsel to the Purchaser may reasonably request at least one (1) Business Day before the Closing Date, each of which certificates and the attachments thereto shall be satisfactory in form and substance to Counsel to the Purchaser.

            (h) The Purchaser shall have received a favorable opinion, addressed to the Purchaser and dated the Closing Date, from Outside Counsel to the Borrowers, as to such matters and in form and substance satisfactory to the Purchaser.

            (i) All proceedings to be taken in connection with the transactions contemplated by this Agreement to be consummated on or prior to the Closing Date, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Counsel to the Purchaser, and such Counsel shall have been provided with such closing documents in addition to those expressly provided for herein as shall have been reasonably requested.

      SECTION 5.2. Conditions Precedent to Obligations of the Company on the Closing Date. The obligation of the Borrowers to issue and sell the Notes pursuant to this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

            (a) The representations and warranties made by the Purchaser herein shall be true and correct at and as of the Closing.

            (b) At the Closing, the Purchaser shall purchase all of the Notes pursuant to this Agreement upon payment of the aggregate purchase price therefor specified herein.

            (c) The issuance of the Notes shall not be prohibited by or contrary to any law or regulation applicable to any of the Borrowers and shall not be enjoined (temporarily or permanently) or prohibited by or contrary to any injunction, order or decree applicable to any of the Borrowers.

                                 ARTICLE VI

                                 COVENANTS

      The Borrowers covenant and agree with the Purchaser that, as long as any of the Notes remain outstanding:

      SECTION 6.1. Payment of Notes. The Borrowers shall pay the principal of, premium, if any, and Interest on the Notes on the dates and in the manner provided in this Agreement and in the Notes. Principal, premium, if any, and Interest shall be considered paid on the date due if paid in accordance with the provisions of Section 8.1 hereof.

      SECTION 6.2. Commission Reports. The Company shall cause to be mailed to the Purchaser and each Holder at their respective addresses, in each case within 15 days after it files them with the Commission and in any event no later than 60 days after the end of each of the first three fiscal quarters and no later than 105 days after the end of the fourth fiscal quarter, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall nevertheless continue to file with the Commission, and cause to be mailed to the Purchaser and each Holder, in each case in the manner and within the time periods otherwise required by the immediately preceding sentence, such annual reports and such information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which are specified in Sections 13 and 15(d) of the Exchange Act as if the Company were subject to the reporting requirements therein.

      SECTION 6.3. Corporate Existence. Each of the Borrowers shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Subsidiary and the rights (charter and statutory), licenses and franchises of such Borrower and the Other Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Other Subsidiary, if the Board of Directors or the senior officers of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Purchaser or any Holder.

      SECTION 6.4. Payment of Taxes and Other Claims. Each of the Borrowers shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of the Other Subsidiaries or properties of it or any of the Other Subsidiaries and
(ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of it or any of the Other Subsidiaries; provided, however, that none of the Borrowers shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim if either (a) the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings and an adequate reserve has been established therefor to the extent required by GAAP or (b) the failure to make such payment or effect such discharge (together with all other such failures) would not have a material adverse effect on the financial condition or results or operations of the Company and its Subsidiaries taken as a whole.

      SECTION 6.5.  Maintenance of Properties and Insurance.

            (a) The Company shall cause all properties used or useful to the conduct of its business or the business of any Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times unless the failure to so maintain such properties (together with all other such failures) would not have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that nothing in this Section 6.5 shall prevent the Company or any of its Subsidiaries from discontinuing the operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is either (i) in the ordinary course of business, or (ii) in the good faith judgment of the Board of Directors of the Company or the Subsidiary concerned, or of the senior officers of the Company or such Subsidiary, as the case may be, desirable in the conduct of the business of the Company or such Subsidiary, as the case may be.

            (b) The Company shall provide or cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Company, are adequate and appropriate for the conduct of the business of the Company and such Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be either (i) consistent with past practices of the Company or the applicable Subsidiary or (ii) customary, in the reasonable, good faith opinion of the Company, for corporations similarly situated in the industry, unless the failure to provide such insurance (together with all other such failures) would not have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. The Company shall, and shall cause its Subsidiaries to, use the proceeds from any such insurance policy to repair, replace or otherwise restore the property to which such proceeds relate, except to the extent that a different use of such proceeds is, as determined by the Company, in good faith, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Purchaser or any Holder.

      SECTION 6.6.  Compliance Certificate; Notice of Default.

            (a) Each of the Borrowers shall deliver to the Purchaser and each Holder within 120 days after the end of such Borrower's fiscal year an Officers' Certificate stating that a review of its activities and, with respect to the Company, the activities of the Other Subsidiaries, during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under this Agreement and further stating, as to each such Officer signing such certificate, that to the best of his knowledge such Borrower during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default or Event of Default occurred during such year or, if such signers do know of such a Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity.

            (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the Company shall deliver to the Purchaser and each Holder within 120 days after the end of the fiscal year a written statement by the Company's independent certified public accountants stating (A) that their audit examination has included a review of the terms of this Agreement and the Notes as they relate to accounting matters, and (B) whether, in connection with their audit examination, any Default has come to their attention and if such a Default has come to their attention, specifying the nature and period of existence thereof.

            (c) Each of the Borrowers shall deliver to the Purchaser and each Holder promptly upon the occurrence of any Default, but in any event within five (5) days after each such Borrower shall first have knowledge, or in the exercise of diligence should have knowledge, of any Default or facts constituting a Default, an Officer's Certificate of the Company setting forth the material details thereof and the action that such Borrower has taken, is taking or proposes to take with respect thereto.

            (d) Each of the Borrowers shall deliver to the Purchaser and each Holder promptly in the event that any indebtedness of such Borrower, or, with respect to the Company, any of the Other Subsidiaries, is declared due and payable before its expressed maturity, or any holder of such indebtedness shall have the right to declare such indebtedness due and payable before its expressed maturity, because of the occurrence of any default under such indebtedness, or any other adverse event or circumstances affecting such Borrower or, with respect to the Company, any of the Other Subsidiaries, including the filing of any litigation against such Borrower or, with respect to the Company, any of the Other Subsidiaries, or the existence of any dispute with any individual, partnership, joint venture, corporation, trust unincorporated organization or any government or any department or agency thereof, which involves a possibility of such litigation being filed, written notice of such declaration or right of declaration or adverse event or circumstance.

      SECTION 6.7. Compliance with Laws. Each of the Borrowers shall comply, and the Company shall cause each of the Other Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except such as are being contested in good faith and by appropriate proceedings and except for such noncompliance as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Borrowers and the Other Subsidiaries taken as a whole.

      SECTION 6.8. Legality of Investment. As promptly as practicable after the Closing, each of the Borrowers will provide information to and will cooperate with the Purchaser insofar as may be reasonably necessary to make such financial and other calculations as may be required to determine whether the purchase of the Notes hereunder by the Purchaser shall qualify as a legal investment by the Purchaser under provisions of applicable law other than so-called "basket" or "leeway" provisions thereof.

      SECTION 6.9. ERISA and Code Compliance. Promptly upon becoming aware of the occurrence of any (i) "reportable event," as such term is defined in Section 4043(b) of ERISA for which the 30-day notice requirement is not otherwise waived under such section, (ii) "complete withdrawal" or "partial withdrawal" (within the meaning of Sections 4203 and 4205 of ERISA) from a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or (iii) "prohibited transaction" as such term is defined in Section 4975 of the Code in connection with any pension plan or any trust created thereunder, which may, either singly or in the aggregate, result in a liability which would have a material adverse effect on the Borrowers or any of the Other Subsidiaries, or the ability of the Borrowers to perform their obligations under this Agreement or any instrument executed pursuant hereto, the Borrowers shall furnish to the Purchaser, so long as the Purchaser shall hold any of the Notes, a written notice specifying the nature thereof and what action the Borrowers, the IRS, the Pension Benefit Guaranty Corporation or any other relevant party is taking or proposes to take with respect thereto. The Company and its Subsidiaries shall meet all minimum funding requirements applicable to any pension plans imposed by ERISA or the Code (without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted) and shall at all times comply in all material respects with the provisions of ERISA and the Code which are applicable to such pension plans and to any welfare plans. Any reference to the Borrowers in this Section
6.9 shall be deemed to include a reference to all other entities within the same "controlled group" as the Borrowers (within the meaning of Section 302(d)(8)(c) of ERISA).

      SECTION 6.10. Use of Proceeds. Paint Co., Major Paint and Realty Co. will use the proceeds from the sale of the Notes for their respective ordinary working capital purposes.

      SECTION 6.11. Defense of Usury. To the fullest extent permitted by law, each of the Borrowers agrees that it will not assert, plead (as a defense or otherwise) or in any manner whatsoever claim in any action, suit or proceeding that the interest rate on the Notes violates usury or other laws relating to the interest payable on any indebtedness and will not otherwise avail itself of the benefits or advantages of any such laws.

      SECTION 6.12. Fulfillment of Obligations. Each of the Borrowers will observe and comply with all of the terms, conditions and covenants to be performed by such Borrower under this Agreement, and the agreements and instruments to be entered into by the Borrowers pursuant to this Agreement.

      SECTION 6.13. Current Public Information. At all times after the date hereof, each of the Borrowers will take such further action (including, without limitation, the furnishing of information) as the Purchaser or any Holder or Holders of Restricted Securities may reasonably request, all to the extent required to enable the Purchaser or such Holder(s) to sell Restricted Securities pursuant to Rule 144 adopted by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon reasonable request, each of the Borrowers will deliver to the Purchaser or such Holder(s) a written statement as to whether it has complied with such requirements.

      SECTION 6.14.  Senior Indebtedness.    None of the Borrowers will
become indebted or create, incur, assume or be liable in any manner in respect of, or suffer to exist any Indebtedness senior in right of payment or security to the Notes other than the Foothill Indebtedness and the Insurance Company Indebtedness, without the prior written consent from the Purchaser, which consent will not be unreasonably withheld if (a) the Borrowers negotiate, execute and deliver an amendment to this Agreement providing for appropriate additional covenants acceptable to the Purchaser and (b) the amount of all Indebtedness of the Borrowers senior to the Notes does not exceed the sum of $12.5 million, plus the amount of the Insurance Company Indebtedness outstanding on the date hereof.

                                ARTICLE VII

                        EVENTS OF DEFAULT; REMEDIES

      SECTION 7.1. Events of Default. The occurrence of any one of the following shall constitute an Event of Default hereunder:

            (a) the Borrowers shall fail to pay any interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 15 days;

            (b) the Borrowers shall fail to pay any principal of or premium, if any, on any Note when and as the same becomes due and payable at maturity, upon acceleration or otherwise;

            (c) the Borrowers shall default in the performance of any covenant or agreement contained in this Agreement or the Security Agreement which default is not cured or waived within a period of 30 days;

            (d) any of the Borrowers shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all a substantial part of its assets; (ii) be adjudicated a bankrupt or insolvent; (iii) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law; or (iv) fail to obtain within 30 days dismissal of any involuntary petition in bankruptcy filed or any reorganization or insolvency proceeding commenced against such Borrower;

            (e) an order, judgment or decree shall be entered against any Borrower, without the application, approval or consent of such Borrower, by any court of competent jurisdiction, approving a petition seeking reorganization or liquidation of such Borrower or appointing a receiver, trustee or liquidator of such Borrower or of all or a substantial part of its assets and such order, judgment or decree shall remain unstayed and in effect for a period of 30 days;

            (f) any representation or warranty made by any Borrower hereunder shall prove to have been false or incorrect in any material respect when made;

            (g) any of the Borrowers shall default in the performance of any covenant or agreement contained in any other agreement for Indebtedness to which it is a party or by which it is bound, which other agreement involves a liability or obligation of such Borrower in excess of $500,000, which default is not cured or waived within a period of 30 days;

            (h) any Borrower shall default under any mortgage, indenture or instrument under which there may be incurred or by which there may be secured or evidenced any indebtedness for money borrowed by such Borrower or any of the Other Subsidiaries (or the payment of which is guaranteed by any Borrower or any of the Other Subsidiaries) whether such indebtedness now exists, or is created after the date hereof, if such default results in the acceleration of such indebtedness prior to its express maturity which mortgage, indenture or instrument involves a liability or obligation of such Borrower in excess of $500,000; or

            (i) there occurs any further attachment of, or any voluntary or involuntary lien or encumbrance against, the Collateral (as such term is defined in the Security Agreement), that is inconsistent with the Security Agreement.

      SECTION 7.2. Remedies on Default, Etc. After an Event of Default has occurred, the Borrowers shall promptly notify the Purchaser and each Holder in writing of such occurrence. Upon the occurrence of an Event of Default, and at any time thereafter while such Event of Default is continuing, the Purchaser and the Holders, collectively holding not less than 25% in aggregate principal amount of the then outstanding Notes by written notice to the Borrowers, may declare (a "Declaration") due and payable an amount equal to all unpaid principal of, premium, if any, and accrued interest on, all Notes issued and outstanding (the "Default Amount"). If an Event of Default specified in clause (d) or (e) of Section
7.1 occurs, the Default Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Purchaser or any Holder. The holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Company may rescind any Declaration if all Events of Default then continuing (other than any Events of Default with respect to the nonpayment of principal of or interest on any Note which has become due solely as a result of such Declaration) have been cured.

      In addition, the Purchaser and any Holder may proceed to enforce its rights by suit in equity, action at law and/or other appropriate means and may exercise any and all rights afforded a secured creditor under the Uniform Commercial Code.

      The Borrowers hereby agree to pay on demand reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred or paid by the Purchaser and any Holder in enforcing the Purchaser's or such Holder's Note upon the occurrence of an Event of Default.

      No delay or omission on the part of the Purchaser or any Holder in exercising any right hereunder shall operate as a waiver of such right of any other right under this Agreement or the Purchaser's or such Holder's Note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

      No provision of this Agreement or the Notes shall alter or impair the obligation of the Borrowers, which is absolute and unconditional, to pay the principal and interest on the Notes at the times, places and rates, and in the coin or currency provided.


                                ARTICLE VIII

                               MISCELLANEOUS

      SECTION 8.1. Home Office Payment. The Borrowers will make payments of interest on, and all or any portion of the principal of, any Note, other than the final payment of principal, to the Holder of such Note, in immediately available funds (whether by federal funds, wire transfer or otherwise) by 12:00 noon, New York City time, at the location of the Purchaser's bank account on the date of payment, to such account as is specified beneath the Purchaser's name on an execution page hereof or as shall have been specified by separate written notice to the Company by the Purchaser (providing sufficient information with respect to such wire transfer to identify the source and application of the funds and requesting the bank to send a credit advice thereof to the Purchaser), or to such other account or in such other similar manner as the Purchaser may designate to the Borrowers in writing, without surrender or presentation thereof to the Borrowers if the Borrowers have so agreed with such Holder.

      SECTION 8.2. Survival of Representations, Warranties and Covenants; Successors and Assigns.

            (a) Each of the Borrowers agrees that each representation, warranty, covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Purchaser or any Holder or (ii) acceptance of any of the Notes and payment therefor. The provisions of
Section 8.6 shall survive any
termination of this Agreement. All such representations, warranties, covenants and agreements shall be binding upon any successors and assigns of the Borrowers. In addition, whether or not any express agreement has been made, except as otherwise provided in this Section 8.2, all Holders of Notes as transferees from the Purchaser hereunder shall be entitled to the benefit of all covenants and agreements of each of the Borrowers to be performed or observed by it hereunder.

            (b) Except as expressly provided in this Agreement, and except that such rights and obligations shall inure to the benefit of, or be assumed as binding on, as the case may be, each assignee who takes Notes as Restricted Securities, the rights and obligations of any Purchaser or Holder under this Agreement may not be assigned to any other Person and this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and any Holders, and their respective successors and assigns. This Agreement shall be binding upon the Borrowers and the Purchaser, and its successors and assigns, provided that none of the Borrowers may assign any of its rights under this Agreement.

            (c) All provisions of this Agreement purporting to give rights to any Holders are for the express benefit of such Holders, respectively, and, without limitation to the foregoing, each of the Borrowers hereby acknowledges and agrees that each Holder shall be entitled to enforce such rights and the corresponding obligations of each of the Borrowers under this Agreement.

            (d) All provisions of this Agreement purporting to give rights to the Purchaser shall extend to and include those Persons who on the Closing Date received the beneficial interests of the Notes purchased by the Purchaser at the Closing.

      SECTION 8.3. Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a)   by the Purchaser if any of the conditions specified in
Section 5.1 of this Agreement has not been satisfied or waived by the Purchaser by August 16, 1995; or

            (b)   by the Borrowers if any of the conditions specified in
Section 5.2 of this Agreement has not been satisfied or waived by the Borrowers by August 16, 1995.

      Notwithstanding the foregoing, this Agreement shall terminate without further liability to any of the parties at such time as all of the obligations of the Borrowers under the Notes have been fully satisfied and discharged.

      SECTION 8.4. No Waivers; Amendments. No failure or delay on the part of the Borrowers or the Purchaser or Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Borrowers or the Purchaser or Holder at law or in equity or otherwise. This Agreement may be amended with the prior written consent of the holders of at least a majority in aggregate principal amount of the Notes outstanding at the time such action is taken by the Borrowers.

      SECTION 8.5. Communications and Notices. Except as otherwise provided in this Agreement, all communications and notices provided for in this Agreement or under the Notes shall be in writing and, if to the Borrowers, mailed or delivered to them at 4300 West 190th Street, Torrence, CA 90509-2956, Attention: Chief Financial Officer, with a copy to Sullivan & Cromwell, 444 S. Flower Street, Los Angeles, CA 90071, Attention: Frank
H. Golay, Jr., or at any other office that the Borrowers may hereafter designate by written notice to the Purchaser, and, if to the Purchaser, mailed or delivered to its address specified on an execution page of this Agreement, or to such other address and for such attention as the Purchaser may from time to time designate to the Borrowers in writing, with copies to Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts 02109,
Attention: Laura Hodges Taylor, P.C. Each such notice, request or other communication shall be effective (i) if given by telex or telecopy, when such telex or telecopy is transmitted to the telex or telecopy number specified in or pursuant to this Section 8.5 and (in the case of telex) the appropriate answer-back, or (in the case of a telecopy) telephonic confirmation of receipt, is received, (ii) if given by mail, four (4) days after such communication is deposited in the U.S. mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in or pursuant to this
Section 8.5; provided that notices under Section 2.1 shall not be effective until received.

      SECTION 8.6.  Delay Fees; Indemnification; Costs, Expenses and Taxes.

            (a) If the Closing shall not actually occur on any date on which the Closing is scheduled to occur, and the Borrowers shall have failed to notify the Purchaser prior to 12:00, Noon, New York City Time on the Business Day prior to such scheduled Closing that such Closing has been postponed, unless such delay is solely the result of any action or inaction of the Purchaser or Counsel to the Purchaser, the Borrowers agree to pay to the Purchaser (as compensation for its loss of funds and administrative costs) an amount equal to the interest on the purchase price for the Notes to have been purchased by the Purchaser on such scheduled date at such Closing, at the interest or dividend rate to be borne by such Notes, upon the Closing, for each day from and including such scheduled date of Closing to and including the earlier of the date on which such Closing actually occurs or the date on which the amount to be paid by the Purchaser as the purchase price of such Notes is available to the Purchaser for reinvestment, but in any case not less than one day's interest; provided that the Borrowers shall not owe the Purchaser anything under this Section 8.6(a) if they have fulfilled all of their obligations under this Agreement by 12:00, Noon, New York City Time and the Purchaser is not willing or able to fulfill its obligations on the scheduled Closing Date.

            (b) Each of the Borrowers agrees (for the benefit of the Purchaser and each Holder and whether or not the transactions contemplated hereby are consummated) to pay, and to hold the Purchaser and each Holder harmless against liability for the payment of, all reasonable costs and expenses in connection with the negotiation, preparation, typing, reproduction, execution and delivery of this Agreement, the Notes, any amendment or supplement to or modification of any of the foregoing and any and all other documents furnished pursuant hereto or thereto or in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of Counsel to the Purchaser, incurred in connection with the preparation of and the out-of-pocket expenses incurred by the Purchaser and its agents in connection with the negotiation and execution of this Agreement, the Notes, all the reasonable fees and expenses incurred in connection with the registration or qualification of the Notes, for offer and sale under the state securities, "Blue Sky" or insurance laws of such jurisdictions as may be necessary or desirable in connection with validating or attempting to obtain an exception from such requirements, the cost of delivery to the Purchaser's home office, insured to its satisfaction, of the Notes to be purchased by it and all reasonable costs and expenses in connection with the administration of this Agreement. Each of the Borrowers agrees (for the benefit of the Purchaser and each Holder) to pay, and to hold the Purchaser and each Holder harmless from and against, all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), if any, in connection with the enforcement against the Borrowers of this Agreement, the Notes, or any other agreement or instrument furnished pursuant hereto or thereto or in connection herewith or therewith in any action in which the Purchaser or any Holder, attempting to enforce any of the foregoing shall prevail or in any action in which the Purchaser or Holders, shall validly assert any provision of any of the foregoing as a defense. In addition, each of the Borrowers agrees (for the benefit of the Purchaser and each Holder) to pay any and all stamp, transfer and other similar taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement, or the issuance of the Notes, and to hold the Purchaser and each Holder harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. In the event that the issuance and sale of the Notes does not occur, each of the Borrowers agrees to pay the aforesaid costs and expenses to be paid by the Borrowers pursuant to this Section 8.6(b). The obligations of the Borrowers in this
Section 8.6(b) shall survive the payment or transfer of any of the Notes, the enforcement of any provisions of any agreement or instrument referred to in this Section 8.6(b) and any amendments or waivers.

            (c) In addition to any and all obligations of the Borrowers to indemnify the Purchaser and each Holder, hereunder, the Borrowers shall, without limitation as to time (except as otherwise provided herein), indemnify the Purchaser, or each Holder, its Affiliates, and its employees, officers, directors and agents (collectively, the "Indemnified Parties") against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and reasonable attorneys' fees) and expenses (collectively, the "Losses") incurred by such Indemnified Party which relate to the ownership of the Notes by the Purchaser or such Holder or Holders and which arise (i) in connection with or arising from any breach of any warranty, or the inaccuracy of any representation made by any of the Borrowers or the failure of any of the Borrowers to fulfill any of its agreements or undertakings under this Agreement, (ii) pursuant to any investigation or proceeding against any of the Borrowers or any Indemnified Party, brought by any third-party, arising out of or in connection with this Agreement (or any other document or instrument executed herewith or pursuant hereto or thereto) or the transactions to which they relate, whether or not the transactions contemplated herein are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement (or any such document or instrument executed herewith or pursuant hereto) or the transactions contemplated hereby, or (iii) in connection with or arising from (A) the failure of any of the Borrowers, or any of the Other Subsidiaries to comply with any federal, state or local environmental, health or safety law, ordinance, regulation, rule or other legally enforceable requirement, or (B) the presence, treatment, recycling, storage, disposal or actual or potential release of any hazardous waste, hazardous substance, hazardous material, or oil or any petroleum product or pollutant or contaminant at, on or under any property owned or operated by the Company, or any of its Subsidiaries, or at, on or under any other place if such hazardous waste, hazardous substance, hazardous material, oil, petroleum product, pollutant or contaminant was transported or generated by the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Borrowers shall not be liable for any Losses resulting from action on the part of any Indemnified Party which is finally determined in such proceeding to be an act of gross negligence, recklessness or willful misconduct by such Indemnified Party and is unrelated to any wrongful act by the Borrowers or their representatives, and was not taken by any Indemnified Party in reliance upon any of the warranties, covenants or promises of the Borrowers herein or in any other documents contemplated hereby or thereby, including certificates delivered by the Borrowers or its representatives pursuant hereto or thereto. Each of the Borrowers agrees to reimburse any Indemnified Party promptly for all such Losses as they are incurred by any Indemnified Party, subject to repayment by such Indemnified Party in the case of any Losses referred to in the previous sentence. The obligations of the Borrowers to the Indemnified Parties hereunder shall be separate obligations to each Indemnified Party, and the liability of the Borrowers to such Indemnified Parties hereunder shall not be extinguished solely because any Indemnified Party is not entitled to indemnity hereunder. The obligations of the Borrowers under this Section 8.6(c) shall survive the payment or prepayment of the Notes, at maturity, upon redemption or otherwise, any transfer of the Notes and the termination of this Agreement.

            (d) If the indemnification provided for in Section 8.6(c) is unavailable to any Indemnified Party in respect of any Losses referred to therein, then the Borrowers, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportions as is appropriate to reflect the relative fault of the Borrowers, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Borrowers, on the one hand, and any Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, the Borrowers, on the one hand, or such Indemnified Party, on the other hand, and the Borrowers' and such Indemnified Party's relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

      The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in the second paragraph of this Section 8.6(d), any reasonable legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or proceeding. The obligations of the Borrowers under this Section 8.6(d) shall survive the payment or prepayment of the Notes, at maturity, upon redemption or otherwise, any transfer of the Notes, and the termination of this Agreement.

      SECTION 8.7. Lost, etc. Notes. Notwithstanding any provision to the contrary in the by-laws of any of the Borrowers, if any Note which the Purchaser or any other Holder (or nominee thereof) is the owner is mutilated, destroyed, lost or stolen, then the affidavit of the Purchaser's or such Holder's treasurer or assistant treasurer (or other responsible official), setting forth the circumstances with respect to such mutilation, destruction, loss or theft, shall be accepted as satisfactory evidence thereof, and an indemnity, security or payment of charges or expenses may be required as a condition to the execution and delivery by the Borrowers of Notes for a like aggregate principal amount in substitution therefor. The Borrowers may charge such Holder for its reasonable expenses in replacing such Notes.

      SECTION 8.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

      SECTION 8.9. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State without regard to principles of conflicts of laws thereof.

      SECTION 8.10. Integration and Severability of Provisions. This Agreement and any other agreement or instrument furnished pursuant hereto or in connection herewith, embody the entire agreement and understanding between the Purchaser and the Borrowers, and supersede all prior agreements and understandings relating to the subject matter hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

      SECTION 8.11. Headings. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                          NOTE PURCHASE AGREEMENT

                          BORROWERS SIGNATURE PAGE


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

                                       STANDARD BRANDS PAINT COMPANY


                                       By:/s/ HOWARD SCHWARTZ
                                          Name:  Howard Schwartz
                                          Title: Senior Vice President and
                                                 Chief Financial Officer



                                       STANDARD BRANDS PAINT CO.


                                       By:/s/ HOWARD SCHWARTZ
                                          Name:  Howard Schwartz
                                          Title: Senior Vice President and
                                                 Chief Financial Officer



                                       MAJOR PAINT COMPANY



                                       By:/s/ HOWARD SCHWARTZ
                                          Name:  Howard Schwartz
                                          Title: Senior Vice President and
                                                 Chief Financial Officer


                                       STANDARD BRANDS REALTY CO., INC.


                                       By:/s/ HOWARD SCHWARTZ
                                          Name:  Howard Schwartz
                                          Title: Senior Vice President and
                                                 Chief Financial Officer

                          NOTE PURCHASE AGREEMENT

                          PURCHASER SIGNATURE PAGE

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

                                          FIDELITY CAPITAL & INCOME FUND


                                          By:     /s/ DAVID J. BREAZZANO
                                             Name:  David J. Breazzano
                                             Title: Vice President

                                          Addressee:

                                          Fidelity Capital & Income
                                          c/o Fidelity Management &
                                            Research Co.
                                          82 Devonshire Street - F7E
                                          Boston,   MA     02109

                                          Attention:  Portfolio Manager and
                                                      Robert M. Gervis, Esq.

                                          Telecopier:(617) 570-7458

                                          Nominee (name in which Notes should
                                          be registered if different than name
                                          of Purchaser):

                                          Hudd & Co.
                                          Tax I.D. #  13-6582164
                                          (Use Nominee tax I.D. # is Notes
                                          are registered in Nominee)


Fidelity Capital & Income Fund ("Purchaser") is a portfolio of a Massachusetts business trust. A copy of the Purchaser's Declaration of Trust (under the name Fidelity Summer Street Trust) is on file with the Secretary of State of the Commonwealth of Massachusetts. Each of the parties hereto acknowledges and agrees that this Agreement is not executed on behalf of the trustees of the Purchaser as individuals, and the obligations of this Agreement are not binding upon any of the trustees, officers or shareholders of the Purchaser individually, but are binding only upon the assets and property of the Purchaser. Each of the parties hereto agrees that no shareholder, trustee or officer of the Purchaser may be held personally liable or responsible for any obligations of the Purchaser arising out of this

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Agreement.  With respect to obligations of the Purchaser arising out of this Agreement, each of the parties hereto shall look for payment or satisfaction of any claim solely to the assets and property of the Purchaser. Each of the parties hereto is expressly put on notice that the rights and obligations of each series of shares of the Purchaser under its Declaration of Trust are separate and distinct from those of any and all other series.